UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.   )

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☐	Definitive Proxy Statement
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☒	Soliciting Material Pursuant to §240.14a-12

Zygo Corporation
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is the form of an April 11, 2014 letter from Zygo Corporation to certain suppliers.

Zygo Corporation Laurel Brook Road Middlefield, Connecticut 06455

Dear Value Supplier,

We are pleased to advise you, our highly valued supplier, that we announced earlier this morning that we entered into a definitive agreement to be acquired by AMETEK, Inc.

The closing of the transaction is subject to the customary closing conditions, including the approval of Zygo’s stockholders and applicable regulatory approvals. The transaction is expected to be completed toward the end of the second quarter of calendar 2014. The full press release is available at http://www.Zygo.com.

AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annual sales of $3.6 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. The common stock of AMETEK is a component of the S&P 500 index. The acquisition of Zygo’s leading position in non-contact optical metrology will complement AMETEK’s strength in contact metrology.

In relation to the announcement above, Zygo will remain heavily focused on providing the highest levels of communication, quality and on-time delivery to our customers, and we will continue to rely on your ongoing support and commitment.

On a personal note, I want to share with you the enthusiasm AMETEK has expressed for Zygo, our customers and our suppliers. Having been highly involved with the AMETEK team over the last several months, I am very enthusiastic about their desire to grow and support Zygo’s business needs. By gaining access to increased resources, technology and infrastructure, we will have a greater ability to meet the technically challenging needs of our customers. Lastly, I want to assure you that there is no plan to significantly change the business model or approach to providing the highest level products and service to our customers.

Over the next few days, a member of my supply-chain staff will contact you to discuss any additional questions or concerns.

On behalf of the Zygo and AMETEK teams, we thank you for your continued support.

Sincerely,

Tony Allan

Chief Operating Officer

Zygo Corporation

Additional Information About the Merger and Where to Find It

This document may be deemed to be solicitation materials in respect of the proposed acquisition of Zygo by AMETEK. In connection with the special meeting of Zygo’s stockholders to be called to consider the proposed Merger, Zygo will file with the SEC and furnish to Zygo’s stockholders a proxy statement and other relevant documents. This filing does not constitute a solicitation of any vote or approval. ZYGO STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, investors may obtain a free copy of Zygo’s filings with the SEC from Zygo’s website at www.zygo.com or by directing a request to: Zygo Corporation, Laurel Brook Road, Middlefield, Connecticut, 06455, Attention: Chief Financial Officer.

Participants in the Solicitation

Zygo and its directors, executive officers and certain other members of management and employees of Zygo may be deemed “participants” in the solicitation of proxies from stockholders of Zygo in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of Zygo in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about Zygo’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended June 30, 2013, filed with the SEC on September 13, 2013, and in its definitive proxy statement filed with the SEC on Schedule 14A on October 25, 2013.